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PROJECT AGREEMENT

THIS AGREEMENT made the  (1)  day of October, 2003

BETWEEN

ESTELAR RESOURCES LIMITED, a company incorporated in the British Virgin Islands with limited liability, with its principal office at C/o Alliance Investments SAM, Le Panorama AB, 57 Rue Grimaldi, Monaco (“the Company”);

AND

MINERA RIO DE LA PLATA S.A. a company incorporated according with the law of Argentina, with its principal office at Av. San Martín 1167 – Piso 2 – “Oficinas” – City of Mendoza – Argentina ( the “Owners”) and jointly with the Company, hereinafter “the Parties”.

WHEREAS

A.

The Owners are the registered owners of certain Properties all within the Contract Area located in Mendoza, San Juan and La Rioja Province in the Republic of Argentina  .

B.

The Company is interested in acquiring the Properties and the Owners are interested in selling the Properties, under the terms and conditions contained herein.

THE PARTIES AGREE AS FOLLOWS:

SECTION 1:  DEFINITIONS

1.1

The following terms shall have the following meanings:

“Authority” means any governmental agency or authority, whether federal or provincial, responsible for administrating the Mining Code and/or granting any titles, rights and interests required in relation to Exploration or Mining Operations.

“Commencement Date” means the date of this Agreement.

“Contract Area” means the area described in Exhibit  2.

 “Development Decision” means a decision by the Company to build and operate a mine on any Property in the Contract Area in accordance with the a Feasibility Study confirming the economic feasibility of building and operating such a mine.

“Exploration” means all activities conducted toward the discovery, location and delineation of commercial ore bodies within the Contract Area including without limitation Feasibility Studies, the acquisition, maintenance, and administration of the Properties, the establishment and administration of field offices used solely for the performance of this Agreement, and any other work reasonably calculated to lead to a Development Decision.

“Exploration Costs” means all costs incurred in or for the purposes of Exploration.

“ Feasibility Study” means a detailed study (of a standard normally required by      an international financial institution) to determine the commercial feasibility, viability and bank ability of placing a prospective ore body or deposit of Minerals on any of the Properties into production and includes, but is not limited to:

 (a)

the geophysical, geochemical, geological, aerial or other surveys necessary to provide a reasonable estimate of the quality and extent of the deposit;

 (b)

the technical or assay reports necessary to evaluate any proposed method of extraction and processing;

 (c)

the area required for optimum development of the ore body or deposit;

 (d)

a mine construction program setting out the descriptions of the work, permits, equipment, facilities, supplies and mines as required to bring the prospective ore body or deposits into production and sufficient to enable preparation of tender documents, and the estimated costs or a schedule of expenditures by year of the costs necessary to bring the project into production;

 (e)

details of a proposed annual program for initial development of the deposit;

(f)

a plan for any reclamation of the Property required by law and the estimated costs which may include an approved environmental impact statement if required by the Act;

(g)

conclusions and recommendations regarding the economic feasibility and timing for bringing the prospective ore body or deposits into production, taking into account items (a) to (f) above;

(a)

other information which banking or other financial institutions familiar with the mining business might reasonably require in order to make a decision regarding the  provision  of debt  funding (whether or not on a limited recourse project financing basis) sufficient to construct and operate the proposed mine; and

 (i)

any matters required  by the Mining Code to be addressed as part of Mining Operations.

 “Minerals” includes, without limitation, all minerals and all materials and substances capable of being mined or exploited.

“Mining Code” means the laws in force in Argentina, whether provincial or federal, regulating Exploration or Mining Operations including the regulation of tenure rights and obligations and related environmental regulations.

“Mining Information” means available information about the Contract Area including all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes, and other relevant information and data.

“Mining Operations" means every kind of work done on or outside the Contract Area after a Development Decision to implement that Development Decision including, without limitation

(a)

developing, designing, constructing and equipping any facility and extracting, mining, producing, improving, smelting, treating, refining, transporting and handling of ores and tailings and disposing of tailings and dispatching of gold bullion and other beneficiated products won from the Contract Area;

(b)

the construction and relocation of any roads, railway lines, telephone lines, waterways or other natural or man made utilities required in order to facilitate any activity on or in respect of the Contract Area ;and

(c)

the restoration of the Contract Area and all other work done during and after the completion of mining activities to comply with environmental and like requirements;

“Mining Operation Costs” means all costs incurred in connection with Mining Operations.

"Party" means either the Owners or the Company and “Parties” means both of same including their respective executors, heirs, successors and permitted assigns in accordance with the terms of this Agreement.

Product" means all gold bullion or other saleable beneficiated Mineral products produced from the Mining Area;

“Project Completion” means practical completion ( as such term is understood in the international construction industry)  of the project which is the subject of the Development Decision.

“Project NSR” means a Net Smelter Return in the terms set out in Exhibit 1 in a Royalty Percentage (as defined therein) of 2,0% (two percent) in respect of Product produced by the Company from any Property following a Development Decision which obligation shall be perfected as an obligation of the Company to the Owners in accordance with the laws of Argentina.

"Properties" bears the meaning set out in Exhibit 2 and same includes any titles into which any may be converted, and all titles or interests acquired under this Agreement and all extensions, renewals, conversions, substitutions, modifications, or variations of titles or interests referred to in this definition and any other lease, license, claim, permit or other authority which confers or may confer a right to prospect, explore for, or mine any Minerals in the Contract Area, or any application for or interest which may confer a right to prospect, explore for, or mine any Mineral in the Contract Area held by one or more of the Parties.  Properties are also shown by means of map as Exhibit 3.

“C $” means Canadian dollars

“Vendor Payments” means the payment of the following amounts to the Owners on the following dates to a Bank Account (whether in Argentina or elsewhere) notified by the Owners to the Company;

1.

C $ 5,000 (to be paid on the date of signing this Agreement and Power of Attorney in favour of the Company and;

2.

C $7,500 on  (1st ) October 2004 (“ the Annual Payment Date)  and

3.

C $12,500 on the first anniversary of the Annual Payment Date; and

4.

C $20,000 on the second anniversary of the Annual Payment Date; and

5.

C $25,000 on the third anniversary of the Annual Payment Date; and

6.

C $30,000 on the fourth anniversary of the Annual Payment Date; and

7.

C $40,000 on the fifth anniversary of the Annual Payment Date; and

8.

C $50,000 on the sixth anniversary of the Annual Payment Date and;

9.

C $50.000 on the seventh anniversary of the Annual Payment Date and;

10.

C $50,000 on the eight anniversary of the Annual Payment Date and;

11.

C $50,000 on the ninth anniversary of the Annual Payment Date and

12.

C $50,000 on the tenth anniversary of the Annual Payment Date and

13.

C $50,000 on the eleventh anniversary of the Annual Payment Date.

 Provided that, upon a Development Decision having been made by the Company, the Company shall not be obliged to make any payment set out above after the date of that Development Decision except as may be required to give effect to Clause 3.10 and the Company’s obligation to make a payment on a particular date may be satisfied by making that payment before that date.

1.2

Singular words include the plural and plural words include the singular.

1.3

Reference to any gender shall include the other genders.

1.4

Words importing persons include corporations.

1.5

The headings do not affect the interpretation or construction of this Agreement.

1.6

References to recitals, sections, or clauses by letter or number are references to recitals, sections, or clauses in this Agreement.

1.7

References to any law or Code in this Agreement shall include a reference to the law or Code as amended, modified or replaced and includes all orders, ordinances, regulations, proclamations, determinations, rules and by-laws made under the law or Code.

 1.8    All payments to be made by one Party to the other Party pursuant to this Agreement shall be paid in Canadian Dollars

SECTION 2: PROPERTIES

Representations as to Properties

1.1

The Owners represent, warrant and covenant to the Company that:

(a) the Owners have the full power and authority to enter into and comply with the obligations of this Agreement and any other agreement or arrangement referred to or contemplated by this Agreement;

(b) the Owners are the sole and exclusive holders of the Properties, which are free of encumbrances, mortgages, embargo, or levies of any type and that there are no outstanding fees on any of the Properties;

(c) there are no other outstanding or current agreements or options related to the exploration or mining operations of the Properties and that all prior agreements or arrangements with any third party have been rescinded and are no longer of any force or effect. To this end, the Owners irrevocably grant the Company the right to register with the relevant Authority, any such cancellation of prior agreements or arrangements in respect of the Properties if not already so done;

(d) there are no pending or  presently filed lawsuits, demands, claims, or conflicts related to the Properties, which may jeopardize the title or possession of the Owners or the Company;

(e)  the Owners are not  holders, directly or indirectly, of any other right within the Contract Area  nor have they requested, directly or indirectly, to be granted other such rights. If at any time the Owners acquire any other rights within the Contract Area, these rights will be deemed to be part of the Properties;

(f) the Owners are not the owners of any surface rights within the Contract Area and that there is no agreement, arrangement or contract between the Owners and any  person who previously conducted any mining or exploration  activity on the Properties or between the Owners and any  prior optionee of any of the Properties; and

(g) the Owners have revoked any and all prior Powers of Attorney relating to the Properties.

2.2 The Company represents, warrants and covenants to the Owners that:

(a) it is a duly constituted corporation, organized and in force in accordance with the laws of the British Virgin Islands with a branch registered in Rca. Argentina and domiciled in Darwin 909, Dorrego – Guaymallén – Mendoza – Rca. Argentina;

(b) it has the full power and authority to enter into and comply with the obligations of this Agreement and any other agreement or arrangement referred to or contemplated by this Agreement;

(c) it will comply with all the required measures to preserve the rights of the Owners on the Properties as required by the Mining Code  until the Company becomes the exclusive holder of such rights in accordance with this Agreement; and

(d) it will not obtain any economic benefit from Mining Operations on any Property before the Company  has made the Development Decision in accordance with this Agreement.

Additional Properties

2.3  Any authority or title for Exploration or Mining Operations acquired by any Party in the Contract Area after (1st ) October 2003 shall be deemed to be part of the Properties pursuant to this Agreement.

Maintenance of Title to the Properties

2.4 The Company shall, subject to the Owners complying with their obligations set out in Clause 2.5, use all reasonable endeavours to maintain the titles to all Properties in full force and effect. Such titles shall be maintained in the names of the Owners unless and until the Company acquires the Properties pursuant to Clause 3.1. Each Party undertakes that it will not do anything  which may prejudice the validity, subsistence or good standing of any of the Properties.

2.5 If during the term of this Agreement, the Company, any Authority or third party discovers, reveals or shows any type of irregularity or imperfection regarding the titles of the Properties and provided such irregularities or imperfection were in existence or can be proved to be in existence at the time of signing of the Heads of Agreement or this Agreement, the Owners are obliged  to remedy such irregularities or imperfections. If the Owners fail to proceed to so remedy within the 15 calendar days after the day of notification to the Owners by the Company, except in circumstances of Force Majeure, the Company shall then be entitled to take whatever action is necessary to overcome such irregularities, obstructions, or constraints.  The Owners do hereby grant the Company or its nominee, authority including an irrevocable power of attorney to remedy such problem. In the event that there is no possible remedy, the Company is entitled to compensation from the Owners for the damages incurred by the Company.

      2.6 The Owners agree to carry out all necessary actions, under instruction from the Company and at the cost of the Company, to maintain the validity of the Properties. For this reason, the Owners shall grant to the Company or to a designated representative of the Company, an irrevocable Power of Attorney to control, act and/or administer the Properties and make all applications judged necessary by the Company including all applications for additional Properties within the Contract Area. This authorization shall not free the Owners from liability to carry out the stated formalities. This Power of Attorney will be executed and provided to the Company concurrently with the signing of this Agreement.

2.7 The Owners shall not be entitled to request or register during the term of this Agreement, by themselves or through third parties, any mining title or exploration title including “cateos”, “manifestaciones de descubrimiento”, mines or any other title within the Contract Area.

2.8 The Owners shall not be entitled to encumber any or all of the Properties in any manner except in accordance with the prior written approval of the Company.

Property Relinquishment

2.9   The Company, has the right to relinquish any Property at any time during the term of this Agreement provided the Company gives to the Owners at least five (5) calendar days written notice of the intent to relinquish such Property. If the Owners so elect by notice in writing to the Company before the proposed date of relinquishment, the Company will assign and transfer that Property over to the Owners without any equipment thereon or any obligation to surrender any added improvements thereon and the Parties will promptly execute all documents necessary to give effect to such assignment and transfer. Thereafter the Company will not be responsible for the maintenance of any Property returned to the Owners in accordance with this provision including any liability for payment of  any unpaid canon fees  or other rents or fees. Any Property relinquished pursuant to this Clause 2.9 shall cease to be subject to this Agreement.

SECTION 3 COMPANY’S OPTIONS

Acquisition Option by Development Decision

 3.1 The Company shall have the option, but not the obligation, to acquire from the Owners the entire and exclusive ownership of all the Properties by making each of the Vendor Payments up to the date of the Development Decision and by making, before the 11th anniversary of the Annual Payment Date, the Development Decision.( collectively, “the Earning Requirements”)

Acquisition Option by Purchase

3.2 The Company shall have the option to purchase at any time from the Owners the entire and exclusive ownership of all the Properties including the Project NSR or solely the Project NSR if the Company has previously acquired the entire and exclusive ownership of the Properties pursuant to Clause 3.1 . This option may be exercised at any time by the Company by notice in writing to the Owners and the purchase price of (C$750,000) shall be paid either upon completion of the purchase or, if the Company so elects, in three equal installments of (C$250,000) with the first installment to be paid upon completion (“ Purchase Completion”) and each subsequent installment to be paid on the next  following anniversary of completion. If the Company defaults in the payment of any installment of the purchase price, then the Owners shall again become entitled to the Properties and/or Project NSR on and from the date of the Company’s default.

Recording Interests

             3.3   Upon the Earning Requirements being fulfilled pursuant to Clause 3.1 or upon Purchase Completion pursuant to Clause 3.2, the Owners shall promptly, at the Company’s request, deliver to the Company such documents as are necessary to record and protect the ownership interest of the Company in the Properties and/or the Project NSR. The Company shall pay any fees or other instrument or transaction duty assessed by any Authority on this Agreement upon the acquisition by the Company of the Owners’ interest in the Properties and/or the Project NSR

Company to pay all Costs

3.4 Before the Company has fulfilled the Earning Requirements or terminated this Agreement in accordance with Clause 4.3 or purchased the Owners entire and exclusive ownership of the Properties pursuant to Clause 3.2, the Company shall pay all Exploration Costs.  Thereafter it shall pay all Mining Operation Costs so that the Owners shall not be obliged to pay any such Costs in respect of the Properties or operations thereon while this Agreement is in effect.

Company to have exclusive access to Properties

3.5 While this Agreement is in effect, the Company shall have, except as specified in Clause 3.7, the exclusive right to conduct Exploration and, after the Earning Requirements are fulfilled, Mining Operations on the Properties and to access the Properties for such purposes.

Company to Indemnify Owners

3.6  If the Owners suffer any loss, cost, damage expense or liability arising out of or in connection with the exercise by the Company of  any of the rights conferred by Clause 3.5 (“Liability”), the Company shall indemnify the Owners in respect such Liability.

Owners Access Rights

 3.7 Up to the time that the Company acquires the Properties pursuant to Clause 3.1 or 3.2 the Owners (including their nominated representatives) shall have the right to enter  any of the Properties at any reasonable time provided such access does not interfere with the activities of the Company and the Owners have advised the Company at least ten (10)  days prior to such entry. Notwithstanding Clause 3.6, the Company shall not be responsible for any personal injury or other damage which the Owners or their nominated  representatives may suffer during any access to the Properties except those caused by the fault or negligence of the Company.

Company to Provide Information to Owners

3.8 Up to the time the Company acquires the Properties pursuant to Clause 3.1 or 3.2,  he Company shall use its reasonable endeavours to keep the Owners informed as to the progress of Exploration (including in particular any discovery on any Property which requires any notification to any Authority pursuant to the Mining Code) and as to any decision of the Company to commence a Feasibility Study.

Owners to keep Company Information Confidential

3.9 To the extent that the Owners receive any information from the Company in accordance with Clause 3.8, the Owners shall keep such information confidential except that it may be disclosed as required by the Mining Code or any Authority or as permitted by the Company.

Delay after Development Decision

3.10  If  Project Completion does not occur within two (2) years after the date of the Development Decision ( as may be extended pursuant to Clause 8.2 in consequence of any declaration of force majeure by the Company) (“Additional Payment Date”), then on the Additional Payment Date and on each subsequent anniversary of that date before Project Completion occurs, the Company shall pay to the Owners an amount equal to the Vendor Payment which would have next been paid if the Development Decision had not been made.

SECTION 4: TERM AND TERMINATION

Agreement may be Terminated

4.1 This Agreement may be terminated;

(a) at any time by agreement of the Parties;  or

(b) by the Company at any time before the Earning Requirements are fulfilled     (‘Company Termination”)’;or

(a)

by the Owners upon the Company failing to fulfill the Earning Requirements (including failure to make any Vendor Payment on an Annual Payment Date) before the (11th) anniversary of the Annual Payment Date  or upon the Company committing a material breach of its obligations pursuant to Clause 2.4 (“Owners Termination”);or

(b)

upon the Company acquiring the Properties and/or the Project NSR pursuant to Clause 3.2 but otherwise this Agreement shall continue until the 37th anniversary of the Annual Payment Date.

Obligations on Termination

              4.2  A reference to the termination of this Agreement shall mean the termination of all of the rights and obligations of the Parties to each other except for: any obligations accrued prior to the date of termination and termination shall not affect such accrued rights and obligations

             Company Termination

   4.3   A Company Termination pursuant to Clause 4.1 shall be effected by the Company giving the Owners not less than 15 days notice of the proposed  termination date and upon the termination date the Company will turn over to the Owners possession of the Properties and  transfer to the Owners  all  rights acquired by the Company within the Contract Area all in the then present condition, with updated lease encumbrances and without any equipment thereon or obligation to surrender to the Company any added improvements. The Parties also  agree to then amend the Escrow Transfer Deed and the Power of Attorney ( previously executed by them) to reflect the above surrenders. The Company shall not be obliged to make any payment to maintain any Property after the termination date.

 Owners Termination

 4.4  An Owners Termination pursuant to Clause 4.1 shall be effected by the Owners giving the Company not less than 30 days notice of the proposed termination date and specifying therein details of  the failure or material breach  pursuant to Clause 4.1(c) relied upon by the Owners. If the Company does not correct the failure or material breach by the termination date or notify the existence of a dispute in accordance with Clause 8.6 then this Agreement will terminate on that date. If the Owners Termination is because of the failure of the Company to make any Vendor Payment or to pay any other amount required to be paid to the Owners under this Agreement and such amount is paid after the due date, then the  Company shall be  only be deemed to have corrected its default if it pays interest at the then prevailing US Federal Funds Rate in respect of the period between the due date and the date the payment outstanding is actually made.

4.5  The Owners shall have no obligation to repay to the Company, upon an Owners Termination,  upon a Company Termination or otherwise,  any  Vendor Payment  received pursuant to Clause 3.1.

SECTION 5: SCOPE AND LIMITATION OF AGREEMENT

Scope

5.1 This Agreement is limited to Exploration and Mining Operations on the Contract Area during the term of this Agreement and nothing in this Agreement shall prevent any Party from acquiring mining, exploration or any other interests whatsoever outside the Contract Area

SECTION 6: ASSIGNMENT AND TRANSFERS

Company Assignment

6.1 The Company shall have the right to at any time sell, assign, transfer or mortgage to any person (“Assignee”) the whole or part of its rights and obligations (“Assigned Interest”) under this Agreement provided that the Assignee agrees to assume on and from the date of such assignment and to be bound to the Owners to perform all the obligations of the Company in respect of the Assigned Interest. To the extent of the Assigned Interest, the Company shall be released from its rights and obligations under this Agreement on and from the date of such assignment. Such assignment shall be perfected in accordance with the law in force in Argentina.

Owners Assignment

a.1

The Owners shall have no right while this Agreement is in effect to sell, assign, transfer or mortgage to any person the whole or part of their rights and obligations under this Agreement other than, subject to Clause 3.2, their right to receive the Project NSR. Any assignment of the Owners right to receive the Project NSR shall be perfected in accordance with the law in force in Argentina.

SECTION 7: RELATIONSHIP OF THE PARTIES

One Party Acting for Other

7.1 .Neither Party shall have any authority to act on behalf of the other Party, except as provided by this Agreement. Where a Party acts on behalf of the other Party without authority, such Party shall indemnify the other Party from any losses, claims, damages, and liabilities arising out of any such act.

SECTION 8: GENERAL PROVISIONS

Notices

8.1

(a)

All notices and other documents under this Agreement shall be in writing and either personally served on an officer of the Party or sent by registered mail or by facsimile addressed as follows:

                        If to the Company;

To:

Estelar Resources Limited,

Darwin 909

(5519) – Mendoza

Rca. Argentina

Tel/Fax (0261) 4317404

Copy to:

Exeter Resource Corporation,

Suite 2103,

808 Nelson St.,

Vancouver  V6Z  2H2

Canada

 Attention:

Company Secretary ( facsimile:

+1604 684 7346)

            If to the Owners

To:      Minera Río de la Plata S.A.

   Av. San Martín 1167 – Piso 2 - Oficinas

  (5500) -  Mendoza, Argentina

To the extent permitted by the law in force in Argentina, any notice so served on the Owners shall be deemed to be served on all co owners of the Properties.

Force Majeure

8.2. If any Party  is rendered unable wholly or in part by force majeure to carry out its rights or obligations under this Agreement, including any right or obligation to make a money payment on a particular day, it shall give the other Party prompt notice of the force majeure with reasonably full particulars thereof whereupon the obligations of that Party so far as they are affected by the force majeure shall be suspended  and any time specified for exercising a right shall be extended in both cases during but no longer than the continuance of the force majeure and such further period thereafter as shall be reasonable in the circumstances.

8. 3  The Party giving the notice shall:

8.3.1.  use all reasonable diligence in the circumstances to remove the force majeure as quickly as practicable; and

8.3.2.  provide continuing notice to the other Party as to the status of the force majeure and its likely duration.

8.4. The term “force majeure” means all acts of nature, of third parties or of market circumstances which were not reasonably foreseeable or, if they were foreseeable, the consequences thereof were not able to be prevented or avoided including, but not being limited to:

a.

war, whether declared or undeclared, revolution, act of terrorism or   act of public enemies;

b.

riot or civil commotion

c.

strike or lockout or stoppage or ban or limitation on work or restraint of   labour or other industrial problem;

d.

act of God;

e.

fire, flood, storm, tempest or washaway;

f.

act or restraint of, or lengthy delay by any governmental or semi-governmental or other public or statutory authority;

g.

litigation; and

h.

any other cause of like or different kind or nature not reasonably within the control of the Party claiming force majeure.

8.5    Without in any way limiting the operation of Clause 8.3, if at any time before the Company makes a Development Decision a force majeure event occurs which is duly notified by the Company   and  at the time of notification the Company advises the Owners that the force majeure event has delayed Exploration the Feasibility Study or the timely making of any Vendor Payment or other payment to be made by the Company under this Agreement, then the (11th) anniversary of the Annual Payment Date referred to in Clause 3.1 or the date on which any subsequent Vendor Payment or other payment shall be extended by the number of days equal to the duration of that force majeure.

Dispute Resolution

   8.6   If the Parties are unable to resolve any dispute between them arising out of or in connection with this Agreement  within 60 days after a Party notifies the other Party of the existence of such dispute, the matters in dispute shall be finally determined  by an Expert. The Expert shall be appointed jointly by the Parties within fourteen days after a request by any  party. Failing such appointment, the Expert shall be appointed by the Judge of the Ordinary Court of Mendoza Province The Expert may appoint, engage or co-opt another person having requisite expertise to provide advice to the Expert on any matter relevant to the determination to be made by the Expert.  Unless the Parties agree to share the costs of the Expert, the Expert shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each Party. The Expert’s determination shall be final and binding on the Parties.

 Waiver

8.7    A Party’s failure or delay to exercise a power or right is not a waiver of that right, and the exercise of a power or right does not preclude the future exercise of that or any other power or right.

Entire Agreement

8.8.   This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement.

 Costs

8.9.    Each Party will bear its own costs in relation to the negotiation and preparation of this Agreement.  However, except as expressly provided by this Agreement, the cost of performing an obligation is to be borne by the Party concerned

Governing Law

8.10  This Agreement and the transactions contemplated within it shall be governed by the law in force in Argentina Republic.

Amendments to be in writing

8.11   Any amendment to this Agreement shall only be effective if evidenced in writing and duly executed by both Parties.

Deemed Receipt of Payments

8.12  If any payment is required to be made pursuant to this Agreement to the Owners on or no later than a particular day, then it shall be conclusively deemed that such payment was duly made to and received by the Owners on that day unless within seven (7) days after that day the Owners notify the Company that such payment has not been received.

Escrow Agent Arrangements

8.13. The Owners will forward all public and private documentation arising from the transfer  of the Properties listed in Exhibit 2, in favor of the Company at the time of signing this agreement. It will be stated in the documentation that the legal force and validity of any transfer of tenancy is contingent upon the exercise of the Development Decision by the Company in accordance with the terms of this Agreement. The documentation including signed transfers will be safe kept by Notary Cecilia Beatriz Ilardo, Registered Notary No. 516, Province of Mendoza, domiciled in 9 de Julio St, 1253 – Piso 10 – Of. 105 – (5500) – Mendoza – Rca. Argentina, until the Company exercises the Development Decision of the Properties. In the event that the Company decides not to exercise the Development Decision for the Properties and excludes it from this Agreement, the documents related thereto will become null and void. The Company shall be responsible for all issuance and registration expenses and fees of all public and private documentation arising from the transfer of Properties listed in the Exhibit II, in favor of the Company.

Language

8.14   The Parties have translated this Agreement in English into Spanish for the benefit of the Parties. Care has been taken to ensure that the English translation is the same as the Spanish; however, in the event of differences, the Spanish version shall prevail.

Executed by the respective Parties on the date first mentioned.-

By ESTELAR RESOURCES LIMITED                                              …………………..

By MINERA RIO DE LA PLATA S.A.                                                 …………………….

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EXHIBIT 1

ROYALTY

Project Net Smelter Return

I. Definitions. As used herein, the following terms shall have the meanings assigned to them as follows:

A. “Bullion Value” shall mean the sum of (i) the number of troy ounces of Gold Bullion returned or credited by the refinery during the calendar quarter multiplied by the average London Bullion Brokers P.M. Gold Fix during such calendar quarter; plus (ii) the number of troy ounces of Silver Bullion returned or credited by the refinery during the calendar quarter multiplied by the average closing market quotation for the Handy & Harman base price for Silver during such calendar quarter that such bullion is returned or credited to the Payor or its Affiliates. The average price for the calendar quarter shall be determined by dividing the sum of all daily prices posted during the calendar quarter by the number of days that prices were posted. The posted price shall be obtained from The Wall Street Journal, Reuters, or other reliable source. If either the London Bullion Brokers P.M. Gold Fix or the Handy & Harman base price for Silver ceases to be published, the parties shall agree upon a similar alternative method for determining the average daily spot market price for gold or silver, as the case may be, or upon failure to so agree, the average of the daily calculated spot COMEX closing price during such period, as determined by the Payor, shall be used.

B. “Gold and Silver Bullion" shall mean Gold Bullion and Silver Bullion. “Gold Bullion” shall mean gold bullion refined to a form that meets good delivery standards in the London Bullion Market, or comparable terminal market. Likewise, “Silver Bullion” shall mean silver bullion refined to a form that meets good delivery standards in the London Bullion Market, or comparable terminal market.

C. “Net Smelter Return” shall mean the following for the applicable calendar quarter:

1. Gold and Silver Bullion. For Gold and Silver Bullion refined from Products and returned from a refinery (whether belonging to the Payor, its Affiliates or a third party) to the Payor, its Affiliates or to their account during an applicable calendar quarter, Net Smelter Return shall be deemed to be the Bullion Value less: (a) Refining Costs and (b) Taxes. It is agreed that the foregoing shall control, notwithstanding any intervening transfer of any intermediate Product from Payor to any Affiliate. The Payor and the Royalty Holder acknowledge that the purpose of this Section is to ensure that Net Smelter Return is determined in a timely manner for Gold and Silver Bullion produced from Products mined and removed from the Properties, regardless of whether an actual sale of such Gold and Silver Bullion is made by the Payor.

2. Other Products. For any other Product not described in Section I.C.1, Net Smelter Return shall mean the amount of Revenues less: (a) Refining Costs;(b) Selling and Delivery Costs; and (c) Taxes.

3. Prohibited Deductions and Controlled Facilities. Payor shall not deduct the costs of mining, milling, leaching or any other on-site processing costs (other than Refining Costs) incurred by the Payor or its Affiliates in the determination of Net Smelter Return. If smelting or refining is carried out in facilities owned or controlled, in whole or in part, by the Payor or its Affiliates, then the Refining

Costs shall be the amount the Payor would have incurred if such smelting or refining were carried out at facilities not owned or controlled by the Payor then offering comparable services for comparable products on prevailing terms.

4. Trading Activities. The profits and losses from any Trading Activities shall not be included in any manner in the calculation of Net Smelter Return, whether the same is conducted by Payor, or its Affiliates, and regardless of the Product.

D. “Payor” shall mean the person or entity obligated to pay a Net Smelter Return royalty to the Royalty Holder, which shall be the Company.

E. “Products” shall mean any ores, concentrates, precipitates, cathodes, leach solutions or any other primary, intermediate or final product or any other mineral substance (other than Gold and Silver Bullion) obtained from substances mined and removed from the Properties.

F. "Properties" shall mean the Properties from time to time as defined in the Project Agreement between the Payor and the Company.

G. “Refining Costs” shall mean all costs and expenses of smelting and refining, including without limitation, all costs of assaying, sampling, custom-smelting and refining, all independent representative and umpire charges, and the costs of transporting the material (including insurance) from the Properties to the refinery or smelter, as the case

H. “Revenues” shall mean the amount of revenues actually received by the Payor from the physical sale of Products (not including Gold and Silver Bullion) mined and removed from the Properties during the applicable calendar quarter. In the case of physical sales to Affiliates of the Payor, the revenues shall be determined by the Payor on an arm’s length basis.

I. “Royalty Holder” shall mean the Owners or their nominee.

J. “Royalty Percentage” shall mean two percent (2.0%).

K. “Selling and Delivery Costs” shall mean all costs and expenses incurred with, or in connection with, the transporting, insuring, stockpiling, warehousing, shipping, moving, selling and marketing of any of the Products from the Properties and the delivery of such Products to points of ultimate delivery to customers, including without limitation, all transportation costs, insurance costs and expenses, shipping and delivery costs, agency and brokerage fees and commissions, storage charges, and the costs of any currency conversions.

L. “Taxes” shall mean all imposts, royalties, duties, assessments, and taxes (other than income taxes) imposed upon or in connection with producing, transporting and selling Products, by any federal, state or local governmental entity or subdivision thereof.

M. “Trading Activities” shall mean any and all price hedging and price protection activities undertaken by Payor or its Affiliates with respect to any Products or currency exchanges including without limitation, any forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges. Such Trading Activities, and the profits and losses generated thereby, shall not, in any manner, be taken into account in the calculation of Revenues, Bullion Value, or royalties due to Royalty Holder, whether in connection with the determination of price, the date of sale, or the date any royalty payment is due. The Royalty Holder acknowledges that Payor and its Affiliates engaging in Trading Activities may result in Payor and its Affiliates realizing from time to time fewer or more profit for precious metals and other Products than does Royalty Holder, since Royalty Holder’s royalty is established by published prices, in the case of Gold and Silver Bullion, and the sales price of the physical commodity to be delivered, in the case of other Products. Similarly, Royalty Holder shall not be obligated to share in any losses generated by any such Trading Activities with respect to any Gold and Silver Bullion or any other Products.

II. Calculation and Payments of Net Smelter Return Royalty.

A. Calculation. The amount of the Net Smelter Return Royalty due to the Royalty Holder in any applicable calendar quarter shall be the sum of: (a) the Net Smelter Return for Gold and Silver Bullion for such calendar quarter multiplied by the Royalty Percentage and (b) Net Smelter Return for Other Products for such calendar quarter; multiplied by the Royalty Percentage.

B. Payment. The amount of Net Smelter Return Royalty due to the Royalty Holder shall be paid to within 30 days after the end of the calendar quarter for the Net Smelter Return calculated for such calendar quarter.

C. Information. Upon the request of the Royalty Holder, the Payor shall provide copies of all relevant data relating to the Net Smelter Return royalty calculation (including, but not limited to, settlement sheets used in calculating the Royalty Holder's Net Smelter Return royalty) to the Royalty Holder at the same time that the Royalty Holder's Net Smelter Return royalty payments are paid.

D. Royalty Cap. The total royalty amount payable hereunder shall be not be capped.

III. Accounting Matters.

A. Accounting Principles. The calculation of Net Smelter Return shall be made in accordance with generally accepted accounting principles and practices consistently applied by the Payor, using the accrual method.

B. Audit. The Royalty Holder, upon written notice, shall have the right to have an independent firm of certified public accountants audit the records that relate to the calculation of the Net Smelter Return Royalty within 24 months after receipt of a payment described in Section II of this Instrument for any calendar quarter.

C. Disputes. The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any calendar quarter, unless it provides notice in writing of such objection within 24 months after receipt of final payment for the calendar quarter. If the parties are unable to resolve the dispute within 60 days after the receipt of such notice, the matters in dispute shall be finally determined by an expert. The expert shall be appointed jointly by the parties within fourteen days after a request by any party . Failing such appointment, the expert shall be appointed by the President for the time being of the Australasian Institute of Mining and Metallurgy. The expert may appoint, engage or co-opt another person having requisite expertise to provide advice to the expert on any matter relevant to the determination to be made by the expert. Unless the parties agree to share the costs of the expert, the expert shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each party .

IV. General.

A. Records.

Payor shall keep accurate records of tonnage, volume of products, analyses of products, weight, moisture, assays of pay metal content and other records, as appropriate, related to the computation of Net Smelter Return hereunder.

B. Right to Inspect.

The Royalty Holder or its authorized representative on not less than 30 days' notice to the Payor, may enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and may, subject to the obligations of confidentiality described herein, inspect and copy all records and data pertaining to the computation of its interest, including without limitation such records and data which are maintained electronically. The Royalty Holder or its authorized representative shall enter the Properties at the Royalty Holder's own risk and may not unreasonably hinder operations on or pertaining to the Properties. The Royalty Holder shall indemnify and hold harmless the Payor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any claims, liabilities, costs or expenses (including attorneys' fees) which may be imposed upon, asserted against or incurred by any of them by reason of injury to the Royalty Holder or any of its agents or representatives caused by the Royalty Holder's exercise of its rights herein.

C. Notices.

All notices or communications hereunder shall be in writing and shall be deemed to be delivered when delivered in person or on the 5th day following delivery by overnight express service guaranteeing next day delivery, and in each case addressed as follows:

If to Payor: Estelar Resources Ltd., c/o Alliance Investments SAM, Le Panorama AB, 57 Rue Grimaldi ,Monaco, MC 98000	If to Royalty Holder: Minera Río de la Plata S.A., Av. San Martín 1167 – Piso 2 – “Oficinas” Mendoza, Argentina

A party may change its address from time to time by notice given in the manner described above.

D. Real Property Interest.

 The Net Smelter Return Royalty shall attach to any amendments, relocations or conversions of any mining claims or leases comprising the Properties within the exterior boundaries thereof, or to any renewals or extensions of leases thereof. The Net Smelter Return Royalty shall be an interest that runs with the Properties and shall be applicable to the Payor and its successors and assigns of the Properties.

E. Confidentiality.

All information and data provided to the Royalty Holder under this Instrument or obtained in connection with this Instrument shall be confidential; provided, however, that the Royalty Holder shall have the right to disclose the same to its financial advisors and other representatives under an obligation of confidentiality. The obligation of confidentiality shall not apply to any information that is in the public domain through no fault of Royalty Holder, or which is required to be disclosed as a matter of law, provided that in such case the Royalty Holder notifies Payor of such required disclosure prior to disclosing the same.

F. Commingling.

The Payor shall have the right to commingle ore, concentrates, minerals and other material mined and removed from the Properties from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Payor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used by the Payor to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

G. Change in Ownership of Right to Net Smelter Return Royalty.

 No change or division in the ownership of the Net Smelter Return Royalty payments, however accomplished, shall enlarge the obligations or diminish the rights of Payor or its Affiliates. Royalty Holder covenants that any change in ownership of the same shall be accomplished in such a manner that Payor and its Affiliates shall be required to make payments and give notice to no more than one person, firm, corporation, or entity, and upon breach of this covenant, Payor and its Affiliates may retain all payments otherwise due until the breach has been cured. No change or division in the ownership of the same shall be binding on Payor or its Affiliates except upon a certified copy of the recorded instrument in accordance with applicable law evidencing the change or division in ownership.

H. Assignment of Properties.

Payor and its Affiliates shall be free to convey, transfer, assign, abandon or encumber all or any portion of its interest in the Properties. If Payor or its Affiliates conveys, transfers, or assigns all or any portion of its interest in the Properties it shall require the party or parties acquiring such interest to assume in writing the obligations of this Instrument, and thereupon it shall be relieved of all liability under this Deed and Agreement as to such interest in the Properties, except for liabilities existing on the date of such conveyance, transfer, or assignment.

I. Non-commercial Activities.

Notwithstanding anything to the contrary herein, the Payor shall have the right to mine, remove and sell small amounts of precious metals or other minerals reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Properties. The same shall not be subject to the Net Smelter Return Royalty herein.

J Other.

The instrument evidencing this Royalty shall also contain such other provisions as are reasonably required by the Royalty Holder in order to make the Royalty a binding and enforceable legal obligation of the Payor in accordance with applicable law

#

EXHIBIT  2

Mendoza Province

•

Agua Nueva Project

1.

Expte. N°  600- H- 96, caratulado: “Minera Río de la Plata S.A. s/Permiso de Cateo en Dpto. San Rafael”;

2.

Expte. 936-T-95, caratulado: “Minera Río de la Plata S.A. s/Permiso de Cateo en Dpto. San Rafael”;

3.

Expte. N° 1145-T-97, caratulado: “Minera Río de la Plata S.A. s/Permiso de Cateo en Dpto. San Rafael”;

4.

Expte. N°  622- A- 96, caratulado: : “Minera Río de la Plata S.A. s/manifestación de Descubrimiento. La denomina “KERI 1”. Dpto. San Rafael”;

5.

Expte. N°  623- A- 96, caratulado: “Minera Río de la Plata S.A. s/manifestación de Descubrimiento. La denomina “KERI 2”. Dpto. San Rafael”;

San Juan Province

•

Rosarita Project

1.

Expte. N° 1294- F18- 95, caratulado: “Güida, Ileana S/Permiso de Cateo en Dpto. Iglesia”

La Rioja Province

•

La Ramada Project

1.

Expte. N°  2649-B-59, caratulado: “Bracco, Francisco, s/Mina “La Ramada” en Distrito Jagüe. Dpto. Vinchina”;

2.

Expte. N°  126-R-1995, caratulado: “Femenia, Alberto S/Estaca Mina a la Mina "LA RAMADA" que denomina "PARIS”;

3.

Expte. N°  127-R-1995, caratulado: “Ristagno Oses Mario S/Estaca Mina a la Mina "LA RAMADA"que denomina "ALELI"

4.

Expte. N°  128-L-1995, caratulado: “Longhin Fabricio S/Estaca Mina  a la Mina "LA RAMADA"que denomina "SUIZA"

5.

Expte. N°  129-L-1995 caratulado:LONGHIN FABRICIO S/Estaca Mina  a la Mina "LA RAMADA" que denomina "CEIBO"

6.

Expte. N°  130-M-1995, caratulado: “Merolis Adriana S/Estaca Mina  a la Mina "LA RAMADA"que denomina "ALGARROBO"

7.

Expte. N°  131-F-1995, caratulado: “Femenia Alberto S/Estaca Mina  a la Mina "LA RAMADA"que denomina "CEREZO"

8.

Expte. N°  132-L-1995, caratulado: “Longhin Carmencita S/Estaca Mina  a la Mina "LA RAMADA"que denomina "EBANO"

9.

Expte. N°  133-V-1995, caratulado: “Varela Mario S/Estaca Mina  a la Mina "LA RAMADA"que denomina "ACASIA"

10.

Expte. N°  134-C-1995, caratulado: “Cano Maria Lourdes S/Estaca Mina   a la Mina "LA RAMADA"que denomina "ROMA"

11.

Expte. N°  135-H-1995, caratulado: “Hughes Tom S/Estaca Mina  a la Mina "LA RAMADA"que denomina "WALES"

12.

Expte. N°  136-P-1995, caratulado: “Paliza Nilda S/Estaca Mina  a la Mina "LA RAMADA"que denomina "KING"

13.

Expte. N°  137-C-1995, caratulado: “Canet Maria Isabel S/Estaca Mina  a la Mina "LA RAMADA" que denomina "LAUREL"

14.

Expte. N°  138-L-1995, caratulado: “Longhin Loris S/Estaca Mina a la Mina "LA RAMADA" que denomina "LAVANDA"

15.

Expte. N°  139-B-1995, caratulado: “Bermejo Julio S/Estaca Mina  a la Mina "LA RAMADA" que denomina "COLORADA"

16.

Expte. N°  140-I-1995, caratulado: “Inzirillo Patricia  S/Estaca Mina a la Mina "LA RAMADA" que denomina "GOLOSA"

17.

Expte. N°  141-L-1995, caratulado: “Lopez  Maria Mercedes S/Estaca Mina  a la Mina "LA RAMADA"que denomina "SAN ANTONIO"

18.

Expte. N°  142-G-1995, caratulado: Gallego Elsa S/Estaca Mina a la Mina "LA RAMADA" que denomina "TURRA"

19.

Expte. N°  143-Z-1995, caratulado: “Zavaleta Sergio s/Estaca Mina  a la Mina "LA RAMADA" que denomina "SOLEDAD"

20.

Expte. N°  144-P-1995, caratulado:  “Pavez Jaquelina S/Estaca Mina a la Mina "LA RAMADA" que denomina "ABEDUL"

21.

Expte. N°  145-G-1995, caratulado: “Giudici Jorge S/Estaca Mina a la Mina "LA RAMADA" que denomina "ROSA"

22.

Expte. N°  146-S-1995, caratulado: “Sanchez Emma S/Estaca Mina  a la Mina "LA RAMADA" que denomina "ESTELA"

23.

Expte. N°  147-G-1995, caratulado: “Gauna Miguel S/Estaca Mina a la Mina "LA RAMADA" que denomina "SAUCE"

24.

Expte. N°  148-O-1995, caratulado: “Olivares Bettina S/Estaca Mina a la Mina "LA RAMADA" que denomina "AMAPOLA"

25.

Expte. N°  149-S-1995, caratulado: “Sanchez Maria Luisa S/Estaca Mina a la Mina "LA RAMADA" que denomina "MOSCU"

26.

Expte. N°  150-S-1995, caratulado: “Saenz Elsa Amanda S/Estaca Mina a la Mina "LA RAMADA" que denomina "MALVON"

27.

Expte. N°  151-B-1995, caratulado: “Benito Norma S/Estaca Mina  a la Mina "LA RAMADA"que denomina "ROBLE"

28.

Expte. N°  152-T-1995 caratulado: “Tapia Silvia Hortensia S/Estaca Mina  a la Mina "LA RAMADA" que denomina "CLAVEL"

29.

Expte. N°  153-R-1995, caratulado: “Raviolo Mariana S/Estaca Mina  a la Mina "LA RAMADA" que denomina "CANELO"

30.

Expte. N°  154-M-1995, caratulado: “Mattar Adela S/Estaca Mina a la Mina "LA RAMADA"que denomina "PETUNIA"

31.

Expte. N°  155-G-1995, caratulado: “Gonzalez Maria Esther S/Estaca Mina  a la Mina "LA RAMADA" que denomina "CAMALEON"

32.

Expte. N°  156-S-1995, caratulado: “Sanchez Oscar S/Estaca Mina a la Mina "LA RAMADA" que denomina "JAZMIN"

33.

Expte. N°  157-T-1995, caratulado: “Tortoza Claudia S/Estaca Mina  a la Mina "LA RAMADA" que denomina "MARGARITA"

34.

Expte. N°  158-O-1995, caratulado: “Olivares Graciela S/Estaca Mina  a la Mina "LA RAMADA" que denomina "HORTENSIA"

35.

Expte. N°  159-A-1995, caratulado: “Arosemena Elvira S/Estaca Mina  a la Mina "LA RAMADA" que denomina "VIOLETA"

36.

Expte. N°  160-N-1995, caratulado: “Negretti Olga S/Estaca Mina a la Mina "LA RAMADA" que denomina "LA PAZ"

37.

Expte. N°  161-I-1995, caratulado: “Inzirillo Patricia S/Estaca Mina a la Mina "LA RAMADA" que denomina "BOGOTA"

38.

Expte. N°  162-M-1995, caratulado: “Monllor Rafael S/Estaca Mina  a la Mina "LA RAMADA" que denomina "TIVAR"

39.

Expte. N°  163-G-1995, caratulado: “Gauna Alejandro S/Estaca Mina  a la Mina "LA RAMADA" que denomina "LIMA"